SUB-ITEM 77D

The MFS Emerging Opportunities Fund, a series of MFS Series Trust IX, added disclosure regarding the fund's ineligibility to participate in IPOs, as described in the supplement dated April 15, 2004 to the prospectus dated September 1, 2003, as filed with the Securities and Exchange Commission via EDGAR on April 15, 2004, under Rule 497 under the Securities Act of 1933. Such description is hereby incorporated by reference.